Exhibit 10.1

AMENDED AND RESTATED

PERFORMANCE BONUS AGREEMENT

THIS AMENDED AND RESTATED PERFORMANCE BONUS AGREEMENT (this “Agreement”), is made and entered into effective as of October 26, 2022, by and between Graham Acquisition I, LLC, a Delaware limited liability company (“Parent”), and Barber-Nichols, LLC, a Colorado limited liability company and subsidiary of Parent (the “Company”).

RECITALS

A.
The Company is engaged in the business of designing, engineering and manufacturing electronics, turbomachinery and other equipment for the aerospace, defense, energy and other industries (as such is conducted by the Company (and not by Parent or its affiliates other than the Company), the “Business”).
B.
Parent and the Company entered into a Performance Bonus Agreement (the “Prior Agreement”) effective as of October 26, 2021 to award certain employees of the Company with performance-based payments from the Company if certain performance conditions are satisfied with respect to the Business of the Company as owned and operated by Parent on a stand-alone basis as provided herein.
C.
Parent and the Company now desire to amend and restate the Prior Agreement to correct the definition of FY2025 Bonus Payment (as defined herein) and to clarify certain adjustments to EBITDA (as defined herein).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I

BONUS PAYMENTS
Section 1.01
Defined Terms. The following terms shall have the following meanings:

“Bonus Payment” means the FY2024 Bonus Payment, the FY2025 Bonus Payment or the FY2026 Bonus Payment, as applicable.

“EBITDA” for a Measurement Period means the audited net income before interest, income taxes, depreciation and amortization of the Business for such Measurement Period, determined in a manner consistent with the practices, principles, judgments and methodologies set forth on Exhibit A.

“Eligible Participants” for a Measurement Period means those employees of the Company as determined by the Leadership Group to be Eligible Participants for such Measurement Period who are employed by the Company during at least part of the applicable Measurement Period and at the time the Bonus Payment is made by the Company. For the avoidance of any doubt, the members of the Leadership Group may be Eligible Participants.

[Bonus Agreement]

“FY2024” means the 12-month period commencing April 1, 2023, and ending on March 31, 2024.

“FY2024 Bonus Payment” means: (i) if EBITDA generated by the Company during FY2024 is less than $8,750,000, then the FY2024 Bonus Payment shall be equal to $0; (ii) if EBITDA generated by the Company during FY2024 is equal to $8,750,000, then the FY2024 Bonus Payment shall be equal to $2,000,000; and (iii) if EBITDA generated by the Company during FY2024 is greater than $8,750,000, then the FY2024 Bonus Payment shall be equal to the amount determined by the following formula, but in no event shall the FY2024 Bonus Payment exceed $4,000,000:

$2,000,000+(A* - $8,750,000) X (2.0/2.25)

*Note: A = Actual EBITDA generated by the Business during FY2024; provided, however, in no event shall the FY2024 Bonus Payment exceed $4,000,000.

“FY2025” means the 12-month period commencing April 1, 2024 and ends on March 31, 2025.

“FY2025 Bonus Payment” means: (i) if EBITDA generated by the Company during FY2025 is less than $9,500,000, then the FY2025 Bonus Payment shall be equal to $0; (ii) if EBITDA generated by the Company during FY2025 is equal to $9,500,000, then the FY2025 Bonus Payment shall be equal to 2,000,000 (iii) if EBITDA generated by the Company during FY2025 is greater than $9,500,000, then the FY2025 Bonus Payment shall be equal to the amount determined by the following formula, but in no event shall the FY2025 Bonus Payment exceed $4,000,000:

$2,000,000 +(A* - $9,500,000) X (2.0/2.5)

*Note: A = Actual EBITDA generated by the Business during FY2025; provided, however, in no event shall the FY2025 Bonus Payment exceed $4,000,000.

“FY2026” means the 12-month period commencing April 1, 2025 and ends on March 31, 2026.

“FY2026 Bonus Payment” means: (i) if EBITDA generated by the Company during FY2026 is less than $10,500,000, then the FY2026 Bonus Payment shall be equal to $0; (ii) if EBITDA generated by the Company during FY2026 is equal to $10,500,000, then the FY2026 Bonus Payment shall be equal to 2,000,000 (iii) if EBITDA generated by the Company during FY2026 is greater than $10,500,000, then the FY2026 Bonus Payment shall be equal to the amount determined by the following formula, but in no event shall the FY2026 Bonus Payment exceed $4,000,000:

$2,000,000+(A* - $10,500,000) X (2.0/2.7)

*Note: A = Actual EBITDA generated by the Business during FY2026; provided, however, in no event shall the FY2026 Bonus Payment exceed $4,000,000.

“Leadership Group” means the General Manager of the Company and the group of executives of the Company that are employed at Barber-Nichols, LLC during the entire performance period and remain employed at the time the bonus is determined that report directly to the General Manager. In addition, the Leadership Group shall also include the following individuals if they are still employed full-time at Barber-Nichols, LLC at the time the bonus is determined: Jason Preuss, Greg Forsha, Jeff Noall.

“Measurement Date” means the last day of FY2024, FY2025 or FY2026, as applicable.

“Measurement Period” means each of the 12-month periods of time beginning as of FY2024, FY2025 and FY2026, as applicable. Each Measurement Period shall be independent and there shall be no carryover of any amounts to any prior or subsequent Measurement Period, including in the event the maximum payment is met in a prior Measurement Period there shall not be any carryover of excess amounts into another Measurement Period.

Section 1.02
Calculation and Payment of Bonus Payment Amount.
(a)
Within a period of twenty (20) calendar days following Parent’s completion and audit committee approval of final financial statements for FY2024, FY2025 and FY2026, as applicable (which shall be prepared not more than ninety (90) days following the end of such fiscal year), the Company will deliver to Parent (i) a calculation of EBITDA generated by the Business for such fiscal year; (ii) a statement as to whether there is a Bonus Payment for such Measurement Period; and (iii) a calculation of the total Bonus Payment for such Measurement Period.
(b)
Within ten (10) business days of the final determination of the Bonus Payment, the Leadership Group shall meet and determine the Eligible Participants for each such Measurement Period, as applicable, and the portion of the Bonus Payments to be made by the Company to each Eligible Particpant for such Measurement Period. The CEO of Parent will execute a final review of the list with portioned amounts and may provide feedback to the Leadership Group of any desired clarifications or potential modifications.
(c)
To the extent a Bonus Payment is due for a Measurement Period, the General Manager of the Company shall deliver to the Company and Parent a list of Eligible Participants and the portion of the Bonus Payment allocated to each Eligible Participant within ten (10) business days of the final determination of the Bonus Payment. The Company shall deduct from any such Bonus Payment taxes as set forth in Section 1.03(d), including any employer’s share of payroll taxes and pay the remainder of such Bonus Payment to each Eligible Participants within ten (10) business days of the delivery of the allocation of the Bonus Payment.
(d)
The portion of the Bonus Payment to be paid to an Eligible Participant for a Measurement Period shall be solely determined by the Leadership Group on an annual basis; provided, however, that each Eligible Participant must be an employee of the Company during at least part of the defined applicable Measurement Period and at the time of the payment of the portion of the Bonus Payment to such Eligible Participant. In the event an Eligible Participant is no longer eligible to receive a portion of the Bonus Payment as a result of not being employed at the time of the Bonus Payment, the Leadership Group shall reallocate such portion to another Eligible Participant and such portion shall not be forfeited.
(e)
The parties agree that any dispute as to the calculation of the amount of any Bonus Payment shall be resolved by an independent accounting firm mutually agreed to by Parent, the Company and the General Manager of the Company.
Section 1.03
Generally; Conditions.
(a)
Designation of an employee as an Eligible Participant for a Measurement Period shall not in any way prevent the Company from terminating the employment of such Eligible Participant at any time for any reason, with or without cause, in which event this Agreement shall have no further force or effect with respect to such Eligible Participant. Furthermore, this Agreement shall not give an Eligible Participant any rights to continuing employment with the Company or a successor thereof. The designation of an employee as an Eligible Participant or the receipt of a Bonus Payment for a Measurement Period will not entitle such employee to be designated an Eligible Participant or receive a Bonus Payment for any other Measurement Period.
(b)
This Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any bonuses hereunder. No Eligible Participant nor any other person shall have any interest in any particular assets of the Company by reason of the right to receive a Bonus Payment under this Agreement and any such Eligible Participant or any other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Agreement.
(c)
No Bonus Payment under the Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance prior to actual receipt thereof by an Eligible Participant or any other person; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and neither Parent nor the Company shall be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any Bonus Payment to this Agreement.
(d)
Any amount payable hereunder shall be subject to withholding of all federal, state and local taxes. The Company shall have the right to withhold these amounts from any payments due to Eligible Participant pursuant to this Agreement.
Section 1.04
Covenants of Parent as to Operation During the Measurement Period.
(a)
In consideration of the opportunity pursuant to this Agreement to earn the Bonus Payments, Parent agrees to use its commercially reasonable efforts to promote the interests of the Company and the Business during the periods of time covered by this Agreement. Parent agrees to use commercially reasonable efforts to promote the interests of the Business and EBITDA of the Business and in carrying out Parent’s and the Company’s obligations under this Agreement.
(b)
Parent shall operate and maintain the Business as a separate enterprise within Parent’s corporate structure;
(c)
Parent shall provide sufficient working capital for operation of the Business throughout the Measurement Period;
(d)
Parent shall operate the Business in good faith and maintain a normalized cost and expense load so as not to burden the Business; and
(e)
Parent shall maintain separate financial information regarding the Business throughout the Measurement Period.

Article II

GENERAL PROVISIONS
Section 2.01
Interpretive Provisions.
(a)
Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation and (ii) any reference to gender shall include all genders.

(b)
The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.
Section 2.02
Entire Agreement. This Agreement constitutes the sole understanding and agreement of the parties with respect to the subject matter hereof.

Section 2.03
Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto; provided however, that this Agreement may not be assigned by Parent without the prior written consent of the Company or be assigned by the Company without the prior written consent of Parent. Notwithstanding the foregoing, the obligations of the Parent and Company hereunder shall be assigned to and assumed by any successor that acquires all or substantially all of the assets used in the conduct of the Business.

Section 2.04
Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

Section 2.05
Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

Section 2.06
Notices. Each notice, report, demand, waiver, consent and other communication required or permitted to be given hereunder will be in writing.

Section 2.07
Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction. Each party hereto, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement may be instituted only in the United States District Court located in Denver, Colorado or in the absence of jurisdiction, the state courts located in the Wilmington, Delaware, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement. Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non conveniens, in the aforesaid courts.

Section 2.08
Compliance with Law; Severability. If any provision of this Agreement becomes or is found to be illegal, unenforceable, void, or voidable pursuant to applicable laws, regulations, or restrictions, or for any other reason, such clause or provision must first be modified to the extent necessary to make this Agreement legal and enforceable and then if necessary, second, severed from the remainder of the Agreement to allow the remainder of the Agreement to remain in full force and effect.

Section 2.09
No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

Section 2.10
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

Section 2.11
Delivery by Facsimile and Email. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of this Agreement and each such party forever waives any such defense.

Section 2.12
Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

Section 2.13
Section 280G. This provision shall be construed in accordance with Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 280G”), and the terms “parachute payment” and “excess parachute payment” as used herein have the meanings ascribed to them under Section 280G. If it shall be determined that the aggregate payments and benefits constituting parachute payments which, but for the operation of this Section 1.05(l), would become payable or distributable by the Company to or for the benefit of an Eligible Participant, pursuant to this Agreement, any other agreement, or any benefit plan (collectively, the “Total Payments”), would result in any excess parachute payments becoming subject to the excise tax imposed by Section 4999 of the Code, (the “Excise Tax”), then the Total Payments shall be reduced to an amount equal to one dollar ($1) less than the maximum amount that could be paid to the Eligible Participant without giving rise to any Excise Tax; provided that the reduction contemplated by this Section 1.05(l) shall be applied only if the net after-tax benefit to the Eligible Participant after such reduction would be greater than the net after-tax benefit to the Eligible Participant without such reduction (notwithstanding the application of any Excise Tax on the unreduced Total Payments). For the avoidance of doubt, the Eligible Participant shall be responsible for the payment of any Excise Tax arising from the Total Payments. Any reduction in Total Payments required by this provision shall be applied to the Bonus Payments under this Agreement. All calculations and determinations necessary to effectuate this Section 1.05(l), including without limitation determinations as to whether a reduction in payments is required and the amount thereof, whether any item of compensation constitutes a parachute payment, the amount, if any, subject to the Excise Tax (including determinations as to whether any portion of the excess parachute payments constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code), and the present value of any parachute payment, shall be made, consistent with Section 280G, by Parent in its sole discretion, which calculations and determinations shall be conclusive and binding on all parties for all purposes.

Section 2.14
409A Compliance. This Agreement and the Bonus Payments hereunder are intended to comply with Section 409A of the Code and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be interpreted in a manner consistent with intention. Notwithstanding the foregoing, neither Parent nor the Company makes any representation that the Bonus Payments provided under this Agreement comply with Section 409A, and in no event shall Parent or the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by an Eligible Participant on account of non-compliance with Section 409A. Notwithstanding the forgoing, this Agreement may be amended at any time, retroactively if required, to the extent required to conform the Agrement to Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Bonus Agreement to be executed on its behalf as of the date first above written.

Graham Acquisition I, LLC

By:	/s/ Christopher J. Thome
	Name:	Christopher J. Thome
	Title:	Chief Financial Officer

Barber-Nichols, LLC

By:	/s/ Matthew Malone
	Name:	Matthew Malone
	Title:	General Manager

[Bonus Agreement]

EXHIBIT A

EBITDA METHODOLOGIES

EBITDA shall be determined in accordance with GAAP for Barber-Nichols, LLC as a stand-alone Company, applied consistent with the Plante Moran audited financial statement and the accounting standards and accounting methodologies in effect and used at the time of the closing, including, but not limited to, cost accounting; provided, however, that the revenue-recognition policy will be the recently implement revenue-recognition policy of the Company.

Notwithstanding the forgoing, for purposes of the calculation of EBITDA for this Agreement, the following items shall be adjustments to EBITDA :

1.
all general management fees and corporate overhead costs shall be added back to EBITDA;
2.
corporate costs and expenses of the Company and Parent, including, but not limited to, corporate level salaries of the CEO, CFO and other corporate offices, investor relation costs and expenses, corporate compliance costs, legal and other professional fees, shall be added back to EBITDA;
3.
all shared services and allocated costs, such marketing, HR, accounting, IT, and insurance, shall be reasonably allocated to the Company consistent with comparable historical costs of the Company incurred prior to June 1, 2021 and/or as a percentage of revenue as mutually agreed to by the parties in writing; any expansion of these costs for direct business purposes (e.g. IT costs necessary to support U.S. Navy requirements) will be excluded from the adjustment to EBITDA. Market and business expansion expenses to which the Company is the benefactor will also be excluded from adjustments to EBITDA;
4.
all independent research and development costs and all costs and expenses for capital improvements shall be limited to those capital improvements solely for the benefit of the Business;
5.
all payments under retention bonuses which were agreed to at the time of the acquisition of the Company by Parent, to employees of the Company, shall be added back to EBITDA (for clarity, any subsequent retention bonuses will not be added back to EBITDA); and
6.
the amount of the Bonus Payment expensed in accordance with this Agreement in any year shall also be added back to EBITDA in the year it is expensed.

[Bonus Agreement]